Exhibit 99.1
Northern Oil and Gas, Inc. Announces Management Promotion and
Addition to the Board of Directors
MINNEAPOLIS--(BUSINESS WIRE)-- Northern Oil and Gas, Inc. (NYSE American: NOG) (“Northern”) today announced a management promotion and an addition to the Board of Directors.
MANAGEMENT PROMOTION
Northern’s Chief Operating Officer, Adam Dirlam, has been promoted effective immediately to serve as President.
“During an incredibly transformational year for our company, it has become clear that Adam is ready and deserving of the role of President,” commented Nick O’Grady, Chief Executive Officer. “As we continue to build and scale Northern, Adam’s growing role in our business and execution capabilities warrant a title commensurate with his responsibilities.”
NEW BOARD MEMBER
Jennifer Pomerantz has been appointed to serve as an independent director on Northern’s Board of Directors. Ms. Pomerantz most recently served as Chairman and CEO of American Natural, a lifestyle brand of convenience stores and fuel logistics solutions, which she founded in 2011. Prior to founding that business, she launched and served as a Portfolio Manager for global natural resources strategies for Citadel Asset Management’s Surveyor Capital and JP Morgan’s Highbridge Capital Management. Ms. Pomerantz began her career in investment banking, covering power and energy for Bank of America.
ABOUT NORTHERN OIL AND GAS
Northern Oil and Gas, Inc. is a company with a primary strategy of investing in non-operated minority working and mineral interests in oil & gas properties, with a core area of focus in the premier basins within the United States.
More information about Northern Oil and Gas, Inc. can be found at www.NorthernOil.com.
Mike Kelly, CFA
Chief Strategy Officer
(952) 476-9800
ir@northernoil.com
Source: Northern Oil and Gas, Inc.